EXHIBIT 23.1
                        CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in the Prospectus constituting part of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 of The Warnaco Group, Inc. of our report dated February 18, 1997 appearing on page F-1 of The Warnaco Group, Inc.'s Annual Report on Form 10-K for the year ended January 4, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page S-1 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.

    PRICE WATERHOUSE LLP

    New York, New York
    January 29, 1998




















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